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                                                                Exhibit 99.h.vii

                         EXPENSE LIMITATION AGREEMENT

     This EXPENSE LIMITATION AGREEMENT is made as of the 30/th/ day of SEPTEMBER, 2000 by and between BT PYRAMID MUTUAL FUNDS, a Massachusetts Business trust (the "Trust"), BT INVESTMENT PORTFOLIOS, a New York trust (each a "Portfolio Trust"), and BANKERS TRUST COMPANY, a New York corporation (the "Adviser"), with respect to the following:

     WHEREAS, the Adviser serves as the Trust's and BT Investment Portfolios' Investment Adviser pursuant to Investment Advisory Agreements dated June 4, 1999, and the Adviser serves as the Trust's and BT Investment Portfolios' Administrator pursuant to Administration and Services Agreements dated October 28, 1992, as amended June 10, 1998, and April 28, 1993, respectively (collectively, the "Agreements").

     NOW, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

     1. The Adviser agrees to waive its fees and reimburse expenses for the period from September 30, 2000 to January 31, 2002 to the extent necessary so that the total annual operating expenses for each of the Trust's series with fiscal year ends of September 30 (each a "Fund") do not exceed the percentage of average daily net assets set forth on Exhibit A.

     2. Upon the termination of any of the Agreements, this Agreement shall automatically terminate.

     3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940, as amended (the "1940 Act") shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Massachusetts.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.


                                        BT PYRAMID MUTUAL FUNDS


Attest:_______________                  By:  ___________________________
Name:  Amy M. Olmert                         Name:  Daniel O. Hirsch
                                             Title: Secretary

                                        BT INVESTMENT PORTFOLIOS

Attest:_______________                  By:  _______________________
Name:  Amy M. Olmert                         Name: Daniel O. Hirsch
                                             Title: Secretary

                                        BANKERS TRUST COMPANY

Attest:_______________                  By:  _______________________
Name:  Amy M. Olmert                         Name:  Ross Youngman
                                             Title: Managing Director

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                                   Exhibit A

                                                   Total Fund Operating Expenses
                                                   (as a percentage of average
Fund                                               daily net assets)
----                                               ----------------

BT PreservationPlus Fund - Investment Class               0.65%
BT PreservationPlus Fund - Institutional Class            0.40%
BT PreservationPlus Fund - Institutional Service Class    0.55%